EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Apogent Technologies Inc.

We consent to incorporation by reference in this registration statement on Form S-8 of Apogent Technologies Inc. of our reports dated November 11, 2002 relating to the consolidated balance sheets of Apogent Technologies Inc. and Subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2002, and all the related financial statement schedules, which reports appear in the September 30, 2002 Annual Report on Form 10-K of Apogent Technologies Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/KPMG LLP

KPMG LLP

Boston, Massachusetts
January 21, 2003